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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement of Armor Holdings, Inc. on Form S-8 of our reports dated March 21, 2003, except for Notes 7 and 8, as to which the dates are March 25, 2003 and April 9, 2003, respectively (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Simula, Inc.'s ability to continue as a going concern as described in Note 1), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
---------------------------
DELOITTE & TOUCHE LLP
Phoenix, Arizona

January 21, 2004